Careview Communications, Inc. - 10-K

Exhibit 21.00

Subsidiaries of the registrant

●	CareView Communications, Inc., a Texas corporation (“CareView-TX”), a wholly owned subsidiary
●	CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”), a wholly owned subsidiary
●	CareView-Hillcrest, LLC, a Wisconsin limited liability company (“CareView-Hillcrest”), a variable interest entity
●	CareView-Saline, LLC, a Wisconsin limited liability company (“CareView-Saline”), a variable interest entity